Exhibit 99.1

Heidrick & Struggles Issues Correction to 2011 Third Quarter

Balance Sheet

CHICAGO (October 25, 2011) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, earlier today announced 2011 third quarter financial results. In its 2011 third quarter press release issued earlier today, the balance sheet inadvertently excluded a line item for income taxes recoverable. The correct table is included in this revised release.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq:HSII) is the leadership advisory firm providing executive search and leadership consulting services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For almost 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers around the world. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2011	December 31, 2010
	(unaudited)
Current assets:
Cash and cash equivalents	$135,499	$181,124
Restricted cash	442	393
Accounts receivable, net	101,664	83,360
Other receivables	9,166	7,724
Prepaid expenses	17,483	15,323
Other current assets	1,482	1,871
Income taxes recoverable	13,994	11,912
Deferred income taxes	9,792	10,759

Total current assets	289,522	312,466

Non-current assets:
Property and equipment, net	47,491	34,406
Restricted cash	1,504	1,609
Assets designated for retirement and pension plans	23,668	23,647
Investments	9,524	11,021
Other non-current assets	7,920	8,593
Goodwill	90,421	109,888
Other intangible assets, net	2,725	6,480
Deferred income taxes	27,876	36,917

Total non-current assets	211,129	232,561

Total assets	$500,651	$545,027

Current liabilities:
Accounts payable	$10,438	$8,408
Accrued salaries and employee benefits	115,841	124,969
Other current liabilities	33,208	34,064
Income taxes payable	7,394	3,208
Deferred income taxes	1,895	1,807

Total current liabilities	168,776	172,456

Non-current liabilities:
Retirement and pension plans	31,393	30,907
Other non-current liabilities	43,749	47,015
Deferred income taxes	219	107

Total non-current liabilities	75,361	78,029

Stockholders’ equity	256,514	294,542

Total liabilities and stockholders’ equity	$500,651	$545,027

Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate:

+1 312 496 1774 or jcreed@heidrick.com

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